Exhibit 10.1

Theravance Biopharma, Inc. 2013 Equity Incentive Plan (“the Plan”)

UK ADDENDUM

1.                                      Purpose and eligibility

The purpose of this addendum to the Plan (the “UK Addendum”) is to enable the Committee to grant Share Awards to certain Employees and full-time directors of the Company, any Parent, Subsidiary or Affiliate, who are based in the United Kingdom.  Share Awards (which will be unapproved for UK tax purposes) may only be granted under the UK Addendum to employees and full-time directors of the Company, any Parent, its Subsidiaries or Affiliates.  Any person to whom a Share Award has been granted under the UK Addendum is a “Participant” for the purposes of the Plan.  Share Awards granted pursuant to the UK Addendum are granted pursuant to an “employees’ share scheme” for the purposes of the Financial Services and Markets Act 2000.

2.                                      Definition

Definitions are as contained in Article 17 of the Plan, with the following addition:

“Employer” means the Company, Parent, Subsidiary or Affiliate (as relevant), who is the Participant’s Employer.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

3.                                      Terms

Share Awards granted pursuant to the UK Addendum shall be governed by the terms of the Plan, subject to any such amendments set out below and as are necessary to give effect to Section 1 of the UK Addendum, and by the terms of the individual Option, Restricted Share, Share Unit or SAR Agreement (as applicable) entered into between the Company and the Participant.

4.                                      Non-transferability of Awards

For the purposes of Section 14.4 of the Plan, no assignments of Share Awards under the Plan shall be permitted.

5.                                      Employer National Insurance contributions

Where it is a condition of the grant of a Share Award that the Participant meets the employer’s secondary Class 1 national insurance contributions in accordance with clause 6 of this Addendum, SARs and Share Units shall be modified so that settlement of such rights shall only be in Ordinary Shares and not in cash.

6.                                      Withholding obligations

6.1                               The Participant shall be accountable for any income tax and, subject to the following provisions, national insurance liability which is chargeable on any assessable income deriving from the vesting, exercise, cancellation of, or other dealing in, the Share Award, Restricted Shares or Ordinary Shares acquired under the Plan.  In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Employer of the Participant in respect of the following (together, the “Tax Liabilities”):

(a)                                 any income tax liability which falls to be paid to HM Revenue & Customs by the Company (or the relevant Employer) under the PAYE system as it applies to income tax under the Taxes Act and the PAYE regulations referred to in it; and

(b)                                 any national insurance liability which falls to be paid to HM Revenue & Customs by the Company (or the relevant Employer) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it such national insurance liability being the aggregate of:

(i)                                     all the employee’s primary Class 1 national insurance contributions; and

(ii)                                  (to the extent permitted by law), all the employer’s secondary Class 1 national insurance contributions.

6.2                               Pursuant to the indemnity referred to in Section 6.1, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)                                 making a cash payment of an appropriate amount to the Company or relevant Employer whether by cheque, banker’s draft or deduction from salary in time to enable the Company or relevant Employer to remit such amount to HM Revenue & Customs before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

(b)                                 appointing the Company as agent and/or attorney for the sale of sufficient Ordinary Shares acquired pursuant to the Share Award to cover the Tax Liabilities and authorising the payment to the Employer of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant corporation in relation to such sale) out of the net proceeds of sale of the Ordinary Shares;

(c)                                  (to the extent permitted by law), entering into an election whereby the employer’s liability for secondary Class 1 national insurance contributions is transferred to the Participant on terms set out in the election and approved by HM Revenue & Customs.

7.                                      Employment Rights

7.1                               The Participant acknowledges that his terms of employment shall not be affected in any way by his participation in the Plan which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Participant’s terms of employment shall be deemed to be varied accordingly.

7.2                               This Plan is entirely discretionary and may be suspended or terminated by the Company at any time for any reason.  Participation in the Plan is entirely discretionary and does not create any contractual or other right to receive future grants of Share Awards, or benefits in lieu of Share Awards.  All determinations with respect to future grants will be at the sole discretion of the Company.  Rights under the Plan are not pensionable.

8.                                      Data Privacy

8.1                               The Participant authorises and directs the Company and any relevant Employer to collect, use and transfer in electronic or other form any personal information (the “Data”) regarding the Participant’s employment, the nature of the Participant’s salary and benefits and the details of the Participant’s participation in the Plan (including but not limited to) the Participant’s home address, telephone number, date of birth, National Insurance number, salary, nationality, job title, and number of Ordinary Shares for the purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands and consents to the transfer of Data to the Employer and to any third party dealing with the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of the Option, or with whom the Ordinary Shares may be deposited.

8.2                               The Participant acknowledges and consents that the recipients of Data may be located overseas both within and outside the EU and those countries may have data privacy laws which are different to those in the UK.  Furthermore the Participant understands that the transfer of Data to such third parties is necessary to facilitate the Participant’s participation in the Plan.

Adopted by the Board of Directors on
14 May 2014